Exhibit 3.4

1CERTIFICATE OF AMENDMENT TOARTICLES OF INCORPORATIONOFPUBLIC COMPANY MANAGEMENT CORPORATION(Pursuant to NRS 78.385 and 78.390 After Issuance of Stock)1. The name of the Corporation is Public Company Management Corporation.2. Article 4 of the Articles of Incorporation of the Corporation are hereby amended and restated in its entirety to read as follows:Article 4. Authorized Shares.The total number of shares of capital stock which the Corporation is authorized to issue is 550,000,000 shares, consisting of 500,000,000 shares of Common Stock having a par value $0.001 per share (the Common Stock); and 50,000,000 shares of Preferred Stock having a par value $0.001 per share (the Preferred Stock).The Board of Directors is expressly authorized, subject to the provisions of Chapter 78 of the Nevada Revised Statutes (the NRS), including without limitation NRS 78.195 and 78.1955, to provide, by resolution or resolutions adopted from time to time, for the issuance of shares of Preferred Stock in one or more classes or series, and in connection with the creation of any such class or series, to fix or alter the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions of such class or series, including, without limitation, voting powers (full, limited or no voting powers), dividend rights, conversion rights, redemption provisions, sinking fund provisions, rights on liquidation, dissolution or winding up, and any other rights, qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors.The authority of the Board of Directors with respect to each such class or series of Preferred Stock shall include, but not be limited to, the right to: (i) increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares constituting such class or series; and (ii) file, or cause to be filed, one or more certificates of designation with the Nevada Secretary of State describing the terms of any such class or series in accordance with applicable law. No shares of any class or series of Preferred Stock shall be issued until the applicable certificate of designation has become effective under the NRS. 3. The amendment was duly adopted by the stockholders holding at least a majority of the voting power of the Corporation, in accordance with NRS 78.385 and 78.390.

24. The Effective Date will be the date of filing.IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 28th day of February, 2026. ________________Name: Quynh Hoa T. TranTitle:President, duly authorized.